Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 7, 2010

To the Board of Directors of
Vortec Electronics, Inc.
Pandan Indah, Malaysia

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC (formerly Maddox Ungar Silberstein, PLLC), hereby consents to the use in the Form S-1 (Post-Effective Amendment No. 2 to Form SB-2), Registration Statement under the Securities Act of 1933, filed by Vortec Electronics, Inc. of our report dated May 20, 2009, relating to the financial statements of Vortec Electronics, Inc., a Nevada Corporation, as of and for the periods ending April 30, 2009 and 2008, and the reference to us under the heading “Interests of Named Experts and Counsel.”.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC